Exhibit 5.1

Watson, Farley & Williams (New York) LLP
1133 Avenue of the Americas
New York, New York 10036

Tel (212) 922 2200

Fax (212) 922 1512
[•], 2010
Crude Carriers Corp.
3 Iassonos Street
185 37 Piraeus
Greece
Registration Statement on Form F-1
Dear Sirs:
We have acted as special counsel as to matters of the law of the Republic of The Marshall Islands (“Marshall Islands Law”) for Crude Carriers Corp. (the “Company”) in connection with the preparation and filing with the Securities and Exchange Commission, pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder (“Rules”), of a registration statement on Form F-1 (such registration statement, any amendments or supplements thereto, including any post-effective amendments, the “Registration Statement”) relating to the proposed initial public offering by the Company of up to $310,500,000 in shares of common stock, par value $0.0001 per share (the “Common Stock”) of the Company.
In rendering this opinion, we have examined originals or photocopies of all such documents, including (i) the Registration Statement and the prospectus contained therein (the “Prospectus”), (ii) the form of the underwriting agreement (the “Underwriting Agreement”) to be executed among the Company, Capital Maritime & Trading Corp., Capital Ship Management Corp., a Panamanian Corporation, Crude Carriers Investments Corp. and the representatives of the underwriters named therein (the “Underwriters”) filed as an exhibit to the Registration Statement, and (iii) such corporate records, certificates, agreements, documents or other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, its subsidiaries and affiliates as we have deemed necessary. We have also made inquiries of such officers and representatives of the Company, its subsidiaries and its affiliates, as we have deemed necessary.
In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as photocopies. In rendering this opinion, we have also assumed that:
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(i)	the offering of the shares of Common Stock comply in all respects with the terms, conditions and restrictions set forth in the Prospectus and all of the instruments and other documents relating thereto or executed in connection therewith;

(ii)	the Underwriting Agreement will have been duly and validly authorized, executed and delivered by the parties thereto (other than the Company, Capital Maritime & Trading Corp. and Crude Carriers Investments Corp.);

(iii)	the validity and enforceability of the Underwriting Agreement against the parties thereto; and

(iv)	no authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery or performance by the Company of the Underwriting Agreement or, if any such authorization, approval, consent, action, notice or filing is required, it has been or will be duly obtained, taken, given or made and is or will be in full force and effect.
As to any questions of fact material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid certificates or comparable documents and the representations and warranties of the Company contained in the Underwriting Agreement. We have not independently verified the facts so relied on.
This opinion is limited to Marshall Islands Law and is as of the date hereof. We expressly disclaim any responsibility to advise of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter that might affect the opinions expressed herein.
Based on the facts as set forth in the Prospectus and having regard to legal considerations which we deem relevant, and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that upon payment and delivery of the shares of Common Stock in accordance with the Underwriting Agreement, the shares of Common Stock will be duly authorized, validly issued, fully paid and non-assessable, assuming that the consideration therefor is not less than the par value of the Common Stock.
We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm in the Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or related Rules nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act or related Rules.
Very truly yours,
Watson, Farley & Williams (New York) LLP